 Exhibit (a)(1)(G)
OFFER TO PURCHASE FOR CASH BY
HIGHLANDS REIT, INC.
OF
UP TO 125,000,000 SHARES OF ITS OUTSTANDING COMMON STOCK
AT A PURCHASE PRICE OF $0.20 PER SHARE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 29, 2026,
UNLESS THE OFFER IS EXTENDED OR WITHDRAWN
(SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”)
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER
TO PURCHASE AND IN THE LETTER OF TRANSMITTAL
September 1, 2026
To Our Clients:
Enclosed for your consideration is a Letter of Transmittal relating to the Offer to Purchase, dated September 1, 2026 (the “Offer to Purchase”) of Highlands REIT, Inc., a Maryland corporation (the “Company”). Together, the Offer to Purchase, the related Letter of Transmittal and the related Important Instructions and Information constitute the “Offer.”
The Company is offering to purchase up to 125,000,000 shares of its outstanding common stock (the “Shares”), upon the terms and subject to the conditions set forth in the Offer.
We are the registered holder of Shares held for your account. In order to tender your Shares, you must either submit an instruction to tender your Shares via your stockholder portal, subject to the approval of your broker, dealer, commercial bank, trust company, custodian or other nominee (any such entity, your “Custodian”), or cause the Letter of Transmittal to be physically delivered, including the signatures of your Custodian, including their medallion guarantee stamp, signifying approval of the submission. You are urged to consult with us as soon as possible if you wish to tender Shares.
Your attention is called to the following:
(1)
You may tender your Shares at a price of $0.20 per Share, to you in cash, less any applicable withholding taxes and without interest.

(2)
The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)
Upon the terms and subject to the conditions of the Offer, including proration and “odd lot” provisions, the Company will purchase all Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, provided that the total number of Shares tendered does not exceed 125,000,000 Shares.

(4)
Tendering stockholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer, except in the instances described in Section 5, “Purchase and Payment for Tendered Shares,” of the Offer to Purchase.

If you wish to have us tender any of or all your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.
The Offer is not being disseminated to holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.
Neither the Company nor its Board of Directors is making any recommendation to any stockholder whether to tender or refrain from tendering Shares in the Offer. Each stockholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS
The undersigned acknowledge(s) receipt of your letter and the accompanying Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, dated September 1, 2026 (the “Offer to Purchase”) and the related Important Instructions and Information, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Highlands REIT, Inc., a Maryland corporation (the “Company”), to purchase up to 125,000,000 shares of its common stock, par value $0.01 per share (the “Shares”), at a price of $0.20 per Share, to the seller in cash, less any applicable withholding taxes and without interest.
The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
AGGREGATE NUMBER OF SHARES TO BE TENDERED:
☐ All Shares held for the undersigned; or
Shares (Enter number of Shares to be tendered)

NOTE:
The total number of Shares tendered cannot exceed the total number of Shares you own. Enter whole Shares only. See Section 9 of the Offer to Purchase for the treatment of any fractional Shares.

PLEASE SIGN HERE
Dated: , 2026
Name(s):
(please print)
Address:
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Area Code and Telephone Number:
Employer Identification or Social Security Number: